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                                                                   EXHIBIT 99.11

                                                                    NEWS RELEASE

MARINE DRILLING COMPANIES, INC.
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One Sugar Creek Center Blvd. -- Suite 600
Sugar Land, Texas  77478-3556


                                                  DATE:     April 26, 1996
[LOGO]                                         CONTACT:     William H. Flores
                                                 PHONE:     (713) 243-3000

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                            MARINE DRILLING ANNOUNCES
               STOCK SALE BY WARBURG, PINCUS CAPITAL COMPANY, L.P.
                        AND CHANGES TO BOARD OF DIRECTORS

     SUGAR LAND, TEXAS (April 26, 1996) -- Marine Drilling Companies, Inc. (NSM-
MDCO) today announced that Warburg, Pincus Capital Company, L.P. ("Warburg, Pincus") completed the sale of its position in the Company's common stock. Warburg, Pincus had been the Company's largest shareholder for several years, making its initial investment in 1987 when the Company was privately held. Additional investments were made in the Company in 1990 and 1992 pursuant, respectively, to an acquisition and to a financial restructuring.

     The Company also announced that the Warburg, Pincus designees to the Company's Board of Directors, Howard H. Newman and David E. Libowitz, have indicated their intention to resign their positions and that they will not stand for election to the Company's Board of Directors at the Company's Annual Shareholders Meeting to be held May 9, 1996. In light of these activities, the Company's Board of Directors has elected to reduce the membership of Directors to six persons effective May 9, 1996. The remaining nominees, who have agreed to serve if elected on May 9, 1996, include Robert L. Barbanell, David A.B. Brown, Howard I. Bull, William H. Flores, Nathaniel A. Gregory and Christopher
M. Linneman.

     Mr. William H. Flores, the Company's Chief Operating Officer, said, "We have appreciated our long relationship with Warburg, Pincus and are especially grateful to them for the capital they contributed to the Company in 1987 and 1992. Without those capital infusions, it is unlikely that Marine Drilling would exist today." Mr. Flores further commented, "The recent sales of common stock by Warburg, Pincus and certain other venture capital shareholders over the past few months marks the completion of the Company's transformation from a privately-held entity in 1987 to an independent public company today. The completion of these transactions has positively affected the liquidity of the Company's common stock and has removed the perceived overhang of stock available for sale." Mr. Flores closed his comments by saying, "We intend to continue the Company's current course of adding shareholder value by concentrating upon our strategic objectives and maintaining a sound operating philosophy."

     Marine Drilling owns and operates thirteen jack-up drilling rigs located in the U.S. Gulf of Mexico and offshore India. The Company's common stock is listed on the NASDAQ Stock Market under the symbol MDCO.



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